EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 28, 2007, is entered into by and between China Shen Zhou Mining & Resources, Inc., a Nevada corporation (the “Company”) and The Bank of New York, as trustee (the “Trustee”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Amended Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company and the Trustee have entered into an Indenture, dated as of December 27, 2006, as amended by the Supplemental Indenture (the “First Supplemental Indenture”) dated as of May 17, 2007 (the “Amended Indenture”), which sets forth the terms and conditions for the issuance by the Company of US$28,000,000 6.75% Senior Convertible Notes due 2012 (the “Notes”);

WHEREAS, Section 8.02 of the Amended Indenture provides that the Company and the Trustee may, from time to time and at any time, with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, enter into indentures supplemental thereto for the purpose of changing in any manner any of the provisions of the Amended Indenture subject to the conditions set forth therein;

WHEREAS, the holder of all of the aggregate principal amount of the Notes currently outstanding has consented (the evidence of such consent having been obtained and provided to the Trustee as required under the Amended Indenture) to the execution of this Second Supplemental Indenture by the parties hereto; and

WHEREAS, the Company has complied with the requirements under the Amended Indenture to execute this Second Supplemental Indenture and, in connection therewith, has provided the Trustee with an Officers’ Certificate and an Opinion of Counsel to the satisfaction of the Trustee.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.

Amendments to the Amended Indenture.  The Amended Indenture is hereby amended as follows:

1.1.

Reference to “117.40%” under the definition of “Accreted Principal Amount” in Section 1.01 of the Amended Indenture shall be replaced with “116.0%” and reference to “141.90%” under such definition shall be replaced with “134.5%” such that the definition of “Accreted Principal Amount” shall read in its entirety as set forth in Annex I.

1.2.

References to “November 15, 2007” under the definition of “Additional Interest” in Section 1.01 of the Amended Indenture shall be replaced with “December 31, 2007” such that the definition of “Additional Interest” shall read in its entirety as set forth in Annex II.

1.3.

A definition of “First EBITDA Breach” shall be added to Section 1.01 as follows:

““First EBITDA Breach” means the first failure by the Company to comply with any of the covenants provided in Section 4.16 for any Fiscal Quarter of 2008 or 2009.  For the avoidance of doubt, if the Company fails comply with any of such covenants for any Fiscal Quarter of 2008 or 2009 subsequent to the First EBITDA Breach, such failure, together with the occurrence of the other conditions provided in Section 6.01(d), shall constitute an Event of Default.”

1.4.

References to “November 23, 2007” and “November 15, 2007” in paragraph (a) under the definition of “Liquidated Damages” in Section 1.01 of the Amended Indenture shall be replaced with “January 8, 2008” and “December 31, 2007”, respectively, such that paragraph (a) under the definition of “Liquidated Damages” shall read in its entirety as set forth in Annex III.

1.5.

The second paragraph in Section 4.01 of the Amended Indenture shall be replaced in its entirety with the following:

“The Notes will bear interest from and including the Issue Date in the following manner:

(a)

at the rate of 6.75% per annum of the Original Principal Amount of the Notes, from and including the Issue Date to and including September 30, 2007;

(b)

at the rate of 0.00% per annum of the Original Principal Amount of the Notes, from and including October 1, 2007 to and excluding December 31, 2007; and

(c)

 (i) if the Public Listing has occurred on or prior to December 31, 2007 and if the Company maintains such listing, at the rate of 0.00% per annum of the Original Principal Amount of the Notes, from and including December 31, 2007 to but excluding the Maturity Date; (ii) if the Public Listing occurred after December 31, 2007 and if the Company maintains such listing, at the rate of 1.75% per annum of the Original Principal Amount of the Notes, from and including the date of the Public Listing to but excluding the Maturity Date; and (iii) if the Public Listing has not occurred on or before December 31,

2007 or if after December 31, 2007 the Company is not at that time currently maintaining such listing, at the rate of 3.75% per annum of the Original Principal Amount of the Notes, from and including December 31, 2007 or the date on which such listing ceased to be maintained, as the case may be, to but excluding the Maturity Date, provided that at any such time as the Public Listing is achieved and maintained, the provisions of clause (ii) shall apply.”

1.6.

Section 4.16 of the Amended Indenture shall be replaced in its entirety with the following:

“Section 4.16.

Minimum EBITDA

The Company shall achieve an EBITDA of at least the following threshold amounts for the following Fiscal Quarters:

Fiscal Quarter ended March 31, 2008

US$1,500,000

Fiscal Quarter ended June 30, 2008

US$2,400,000

Fiscal Quarter ended September 30, 2008

US$3,100,000

Fiscal Quarter ended December 31, 2008

US$2,500,000

Fiscal Quarter ended March 31, 2009

US$2,100,000

Fiscal Quarter ended June 30, 2009

US$4,000,000

Fiscal Quarter ended September 30, 2009

US$5,100,000

Fiscal Quarter ended December 31, 2009

US$3,400,000

;provided that if the Company meets the above tests for all Fiscal Quarters of 2008, the above threshold amounts for each Fiscal Quarter of 2009 shall be adjusted to 97% of such threshold amounts; provided further that if the Company subsequently fails to meet any of the above tests for any Fiscal Quarter of 2009, the threshold amounts for each Fiscal Quarter subsequent to the Fiscal Quarter of such failure shall revert back to 100% of the above stated threshold amounts.”

1.7.

Reference to “November 15, 2007” in Section 4.25 of the Amended Indenture shall be replaced with “December 31, 2007” such that Section 4.25 shall read in its entirety as set forth in Annex IV.

1.8.

Section 4.28 of the Amended Indenture shall be replaced in its entirety with the following:

“Section 4.28.

Minimum Fixed Charge Coverage Ratio and Leverage Ratio.

The Company shall maintain:

(a)

a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter ended March 31, 2010 and thereafter, for the four Fiscal Quarters ending on such day, of at least seven (7) to one (1), and

(b)

a Leverage Ratio, as determined as of the last day of each Fiscal Quarter ended March 31, 2010 and thereafter, for the four Fiscal Quarters ending on such day, of two (2) or lower.”

1.9.

Section 6.01(d) of the Amended Indenture shall be replaced in its entirety with the following:

“(d) failure to comply with any other covenant or agreement in such Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c), other than the failure to comply with Section 4.18, 4.20, 4.25 or 4.27, for which payment of Liquidated Damages is provided for hereunder and is governed by Section 4.01, and other than the First EBITDA Breach, which shall not be an event that falls under this Section 6.01(d)), and such failure continues for 14 days after written notice is given to the Company by the Trustee or the Holders of not less than 25% in aggregate principal amount of such Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;””

1.10.

Reference to “312” in Section 9.01(b) of the Amended Indenture shall be replaced with “444” such that Section 9.01(b) shall read in its entirety as set forth in Annex V.

1.11.

Reference to “US$3.20” in Section 9.01(d) of the Amended Indenture shall be replaced with “US$2.25” such that Section 9.01(d) shall read in its entirety as set forth in Annex VI.

1.12.

The text under Section 9.01(e) of the Amended Indenture shall be deleted in its entirety and replaced with “[RESERVED]”, such that such Section 9.01(e) shall read in its entirety as follows:

“(e)

[RESERVED]”

2.

Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Amended Indenture is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Second Supplemental Indenture shall form a part of the Amended Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3.

Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.

Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

5.

Counterparts.

5.1.

The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Second Supplemental Indenture.

5.2.

This Second Supplemental Indenture may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

6.

Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

CHINA SHEN ZHOU MINING & RESOURCES, INC.

By:

      Name:

      Title:

THE BANK OF NEW YORK,

a New York banking corporation,

as Trustee

By:

       Name:
       Title:

Annex I

“Accreted Principal Amount” means with respect to a Note as of any day an amount equal to the sum of (i) the Original Principal Amount of such Note plus (ii) the Principal Accretion on such Note on such date, provided that the Accreted Principal Amount on December 27, 2009 is 116.0% of the Original Principal Amount, and the Accreted Principal Amount at Maturity Date is 134.5% of the Original Principal Amount.

Annex II

“Additional Interest” means (i) the additional interest of 3.75% per annum on the Original Principal Amount of the Notes that Holders will be entitled to if the Company has not obtained a Public Listing on or before December 31, 2007 or if the Company is not at that time currently maintaining such listing, and (ii) if the Company has obtained a Public Listing after December 31, 2007 and as long as the Company maintains such listing, the additional interest of 1.75% per annum on the Original Principal Amount of the Notes that Holders will be entitled to.  For all purposes of this Indenture, the term “interest” shall include applicable Additional Interest, if any, with respect to the Notes.

Annex III

(a)

the aggregate amount of $750,000 due and payable by the Company to the Holders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before January 8, 2008 if the Company has not obtained a Public Listing on or before December 31, 2007 or if the Company is not at that time currently maintaining such listing,

Annex IV

Section 4.25.

Listing of the Company’s Common Stock.

The Company shall make such filings, registrations or qualifications and take all other necessary action and will use its best efforts to obtain such consents, approvals and authorizations, if any, and satisfy all conditions that the NASDAQ, AMEX or NYSE may impose on listing Common Shares and shall use its best efforts to obtain such listing by no later than December 31, 2007 and maintain such listing continuously thereafter.”

Annex V

(b)

Conversion Ratio.  Upon exercise of a Conversion Right by a Holder, the number of common shares to be issued on conversion (the “Conversion Shares”) will

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be determined by dividing the Original Principal Amount of the Note to be converted by the Conversion Price in effect on the Conversion Date and, subject to the provisions of paragraph (c) of this Section 9.01, rounding the resulting number down to the nearest whole number of Conversion Shares; provided that notwithstanding anything to the contrary herein, in no event shall the number of Conversion Shares issuable upon conversion of all the outstanding Notes exceed 49.9% of all outstanding Common Shares upon the conversion of all of the outstanding Notes. The initial number of Conversion Shares issuable upon conversion of a Note per $1,000 of Original Principal Amount thereof shall equal 444, subject to adjustment.

Annex VI

(d)

Conversion Price.  The price at which Notes may be converted into Conversion Shares (the “Conversion Price”) shall initially be US$2.25 per Conversion Share, but shall be subject to adjustment in the manner provided in this Indenture; provided, however, that in no event shall Conversion Price be adjusted for any per share amount falling below $2.00 per Common Share (as adjusted to reflect changes in the number of outstanding Common Shares as a result of any free distribution, share dividends, sub-division, consolidation or reclassification of Common Shares as set forth in Section 9.03(a)).

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